Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
ACELYRIN, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the 2023 Equity Incentive Plan	457(c) and 457(h)	5,297,102(2)	$2.72(3)	$14,408,118.00	0.00015310	$2,205.89

Equity	Common Stock, $0.00001 par value per share, reserved for issuance pursuant to the 2023 Employee Stock Purchase Plan	457(c) and 457(h)	1,004,520(4)	$2.31(5)	$2,320,442.00	0.00015310	$355.26
Total Offering Amounts				—	$16,728,560.00	—	$2,561.15
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$2,561.15

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.00001 per share (“Common Stock”), of ACELYRIN, INC. (the “Registrant”) that become issuable under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”) or the Registrant’s 2023 Employee Stock Purchase Plan (the “2023 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2) Represents 5,297,102 shares of Common Stock that have become available for issuance under the Registrant’s 2023 Plan, consisting of (a) 5,022,603 additional shares of Common Stock that have become available for issuance under the 2023 Plan pursuant to the provisions of the 2023 Plan providing for an automatic annual increase in the number of shares of Common Stock reserved and available for issuance thereunder and (b) 274,499 additional shares of Common Stock that have become available for issuance under the 2023 Plan as a result of the forfeiture of awards granted under the Registrant's 2020 Stock Option and Grant Plan (the "2020 Plan") and shares withheld or reacquired to satisfy the exercise price or tax withholding obligations associated with any award that had been granted under the 2020 Plan. Pursuant to the evergreen provision of the 2023 Plan, the number of shares reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to five percent (5%) of the total number of shares of Capital Stock outstanding on December 31 of the preceding year; provided, however, that the Company’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. This explanation is provided for information purposes only.
(3) Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $2.72 per share, which is the average of the high and low selling prices per share of the Registrant’s Common Stock on March 12, 2025 as reported on the Nasdaq Global Select Market.
(4) Represents 1,004,520 shares of Common Stock that have become available for issuance under the 2023 ESPP pursuant to the provisions of the 2023 ESPP providing for an automatic annual increase in the number of shares of Common Stock reserved and available for issuance thereunder. Pursuant to such provision, the number of shares reserved for issuance under the 2023 ESPP will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2024 and continuing through (and including) January 1, 2033, by the lesser of (a) 1% of the total number of shares of Capital Stock outstanding on December 31 of the immediately preceding year and (b) 2,700,000 shares of Common Stock, except that, before the date of any such increase, the Registrant’s board of directors may determine that the increase for such year will be less than the amount set forth in clauses (a) and (b). This explanation is provided for information purposes only.
(5) Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $2.31 per share, which is the average of the high and low selling prices per share of the Registrant’s Common Stock on March 12, 2025 as reported on the Nasdaq Global Select Market multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2023 ESPP.
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